Exhibit 10.68

OFFICEMAX INCORPORATED

2010 Restricted Stock Unit Award Agreement – Time Based

Chief Executive Officer

This Restricted Stock Unit Award (the “Award”) is granted on November 8, 2010 (the “Award Date”) by OfficeMax Incorporated (“OfficeMax”) to Ravichandra Saligram (“Awardee” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan, as may be amended from time to time (the “Plan”), and the following terms and conditions of this agreement (the “Agreement”):

1.

Terms and Conditions. The Award is subject to all the terms and conditions of the Plan. All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control unless this Agreement expressly states that an exception to the Plan is being made.

2.

Award. You are hereby awarded a grant of 125,000 Restricted Stock Units (your “RSU Award”) at no cost to you, subject to the terms and conditions, including adjustments, set forth in the Plan and this Agreement.

3.

Vesting and General Timing of Payment. Subject to the provisions of this Agreement and the Plan, your RSU Award will vest on a pro rata basis over a three-year restriction period beginning as of the Award Date (the “Restriction Period”), with one-third of your RSU Award vesting on the first, second, and third anniversary of the Award Date (each a “Vesting Date”). Each vested Restricted Stock Unit will be paid within 30 days following the applicable Vesting Date; provided, however, to the extent you timely elect, in accordance with procedures established by OfficeMax, to defer receipt of all or any portion of your vested Restricted Stock Units to a date(s) beyond the applicable Vesting Date, payment of such vested Restricted Stock Units shall be delayed until such date(s), subject to any further delay in payment required under the Plan or required to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations and other applicable authorities promulgated thereunder (“Section 409A”), including, without limitation, the six-month payment delay following your termination of employment in the event you are a specified employee (as determined under Section 409A). Except as otherwise specified in this Agreement, upon your voluntary or involuntary termination of employment with OfficeMax for any reason during the Restriction Period, all then-unvested Restricted Stock Units will be immediately forfeited and canceled.

4.

Termination of Employment During Restriction Period. Subject to paragraph 6, if your employment with OfficeMax terminates at any time on or after the Award Date and before November 8, 2013, your RSU Award will both vest and be payable in accordance with this paragraph 4.

a.	Covered Terminations. If your termination of employment occurs before November 8, 2013 and:

i.	you terminate employment as a result of your death or Disability, or

ii.	you are involuntarily terminated by OfficeMax without Cause or you voluntarily terminate employment with OfficeMax for Good Reason,

then your RSU Award shall vest in full on your employment termination date.

b.

Payment of Vested Amount. Any vested Restricted Stock Units pursuant to this paragraph 4 shall be paid within 30 days following your termination of employment with OfficeMax, subject to any deferral described in paragraph 3.

c.

Payment Upon Termination Due to Death. If your termination occurs as a result of your death, payment with respect to your vested Restricted Stock Units relating to your RSU Award shall be made only to your beneficiary, executor or administrator of your estate or the person or persons to whom the rights to payment of such Restricted Stock Units shall pass by will or the laws of descent and distribution, as determined by OfficeMax in its sole and complete discretion.

d.	Cause, Good Reason and Disability. For purposes of this Agreement, “Cause,” “Good Reason” and “Disability” shall be defined in your Employment Agreement with OfficeMax, dated October 13, 2010.

5.	Share Payment. Vested Restricted Stock Units relating to your RSU Award will be paid to you in whole shares of Stock. Partial shares, if any, will be paid in cash.

6.

Change in Control. In the event of a Change in Control prior to November 8, 2013, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Agreement, in which case the new award will vest according to the terms of the applicable award agreement. Notwithstanding any provisions of this Agreement or the Plan to the contrary, if the continuing entity does not so continue or replace this Award, or if you experience a “qualifying termination,” all restrictions described in this Agreement will lapse with respect to all unvested Restricted Stock Units relating to your RSU Award at the time of the Change in Control or your qualifying termination (as applicable), all such Restricted Stock Units will vest immediately, and payment of your RSU Award (or any unpaid portion thereof) shall be made on the first to occur of (a) a Change in Control that constitutes a “change in the ownership” or a “change in the effective control” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A, (b) your “separation from service” within the meaning of Section 409A or (c) if you have made a deferral election pursuant to paragraph 3 with respect to any Restricted Stock Units, the date specified in your deferral election; provided, that paragraph 4(a) shall still apply with respect to death and Disability. “Change in Control” shall mean a “change in control of the Company” as defined in the change in control letter agreement between you and OfficeMax dated November 8, 2010, and “qualifying termination” shall have the meaning given to such term in such agreement.

7.	RESERVED.

8.

Nontransferability. The Restricted Stock Units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to vesting. Any attempt to transfer your rights in the awarded Restricted Stock Units prior to vesting will result in the immediate forfeiture and cancellation of such units. Subject to the approval of OfficeMax in its sole and complete discretion, Restricted Stock Units awarded pursuant to this Agreement may be transferable to members of your immediate family and to one or more trusts for the benefit of such family members, partnerships in which such family members are the only partners, or corporations in which such family members are the only stockholders.

9.

Stockholder Rights. You will not receive dividends or dividend units on the Restricted Stock Units awarded pursuant to this Agreement. With respect to the Restricted Stock Units awarded hereunder, you are not a shareholder and do not have any voting rights until such units vest and shares are recorded as issued on OfficeMax’s official stockholder records.

10.	Tax Withholding. The amount of shares of Stock to be paid to you will be reduced by that number of shares of Stock having a Fair Market Value equal to the required minimum federal and state withholding amounts triggered by the vesting of your Restricted Stock Units. To the extent a fractional share of Stock is needed to satisfy such tax withholding, the number of shares of Stock withheld will be rounded up to the next whole number. Alternatively, you may elect within 60 calendar days from the Award Date to satisfy such withholding requirements in cash.

11.

Non-Solicitation and Non-Compete. To the maximum extent allowable under applicable state law, for the period beginning on the Award Date and ending 12 months following your termination of employment with OfficeMax, whether such termination is voluntary or involuntary (or for a period of 12 months after a final judgment or injunction enforcing this covenant), you agree not to, directly as an employee or indirectly as a consultant or contractor, without the prior written consent of OfficeMax, be employed in North America in the same or similar capacity as you were employed by OfficeMax immediately prior to termination of employment, by another business entity or person for whom greater than 35% of its North American revenues are comprised of the direct sale or distribution of office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services (a “Competitor”). The parties agree that the term Competitor shall not include any business entity or person principally engaged in the manufacture and distribution of computer hardware, software or peripherals. In agreeing to this restriction, you specifically acknowledge the substantial value to OfficeMax of its confidential information and your intimate knowledge of OfficeMax’s business and agree that such constitutes goodwill and a protectable interest of OfficeMax.

In addition to the foregoing and not in limitation thereof, for all periods beginning upon the Award Date and ending 12 months after your termination of employment with OfficeMax for whatever reason, you agree that you shall not directly or indirectly, for your benefit or on behalf of any other party (other than OfficeMax):

(a)

solicit or attempt to solicit any customer of OfficeMax for the purpose of selling, distributing, purchasing or obtaining office supplies, office furniture, technology-related office products or computer consumables actually sold by OfficeMax, print and document services, or related office products or services. For purposes hereof, a customer of OfficeMax shall mean any person or business to whom OfficeMax sold or distributed greater than $50,000 of office supplies, office furniture, technology-related office products or computer consumables, print and document services, or related office products and services during the last 12 months you were employed by OfficeMax,

(b)

solicit or discuss potential employment opportunities with any employee of OfficeMax (other than for opportunities with OfficeMax) or induce or attempt to induce any employee of OfficeMax to leave the employ of OfficeMax, or in any way interfere with the relationship between OfficeMax and any employee thereof without the prior express written consent of OfficeMax,

(c)	offer, hire or cause to be offered or hired any person who was employed by OfficeMax at any time during the 12 months prior to the termination of your employment with OfficeMax, or

(d)

induce or attempt to induce any supplier, or other business relation of OfficeMax to cease doing business with OfficeMax or in any way interfere with the relationship between any such supplier or business relation and OfficeMax (including without limitation making any negative statements or communications about OfficeMax).

12.

Severability. In case any one or more of the terms contained in paragraph 11 shall for any reason become invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other terms herein, but such terms shall be deemed deleted and such deletion shall not affect the validity of the other terms of this Agreement. In addition, if any one or more of the terms contained in paragraph 11 shall for any reason be held by a court of competent jurisdiction to be excessively broad or unreasonable with regard to duration, scope, or area, the terms shall be construed in a manner to enable it to be enforced to the maximum extent permitted by applicable law, and any such court shall have the power to modify such term.

13.

Enforcement. You understand that the breach of this Agreement will cause immediate, irreparable, and immeasurable injury to OfficeMax, and therefore agree that in addition to any other rights OfficeMax has in order to enforce this Agreement, OfficeMax shall be entitled to injunctive relief without bond or other security by any competent court to enjoin and restrain the breach of this Agreement.

14.

Use of Personal Data. By executing this Agreement, you hereby agree freely, and with your full knowledge and consent, to the collection, use, processing and transfer (collectively, the “Use”) of certain personal data such as your name, salary, nationality, job title, position evaluation rating along with details of all past awards and current awards outstanding under the Plan (collectively, the “Data”), for the purpose of managing and administering the Plan. You further acknowledge and agree that OfficeMax and/or any of its Affiliates may make Use of the Data amongst themselves and/or any other third parties assisting OfficeMax in the administration and management of the Plan (collectively, the “Data Recipients”). In keeping therewith, you hereby further authorize any Data Recipient, including Data Recipients located in foreign jurisdictions, to continue to make Use of the Data, in electronic or other form, for the purposes of administering and managing the Plan, including without limitation, any necessary Use of such Data as may be required for the subsequent holding of shares on your behalf by a broker or other third party with whom you may elect to deposit any shares acquired through the Plan.

OfficeMax shall, at all times, take all commercially reasonable efforts to ensure that appropriate safety measures shall be in place to ensure the confidentiality of the Data, and that no Use will be made of the Data for any purpose other than the administration and management of the Plan. You may, at any time, review your Data and request necessary amendments to such Data. You may withdraw your consent to Use of the Data herein by notifying OfficeMax in writing at the address specified in paragraph 15; however by withdrawing your consent to use Data, you may affect your eligibility to participate in the Plan.

By executing this Agreement you hereby release and forever discharge OfficeMax from any and all claims, demands, actions, causes of action, damages, liabilities, costs, losses and expenses arising out of, or in connection with, the Use of the Data including, without limitation, any and all claims for invasion of privacy, defamation and any other personal, moral and/or property rights.

15.

Acceptance of Terms and Conditions. You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before November 30, 2010, or the Award will be forfeited. Return your executed Agreement to: Latrice Greyer by mail at OfficeMax, 263 Shuman Boulevard (5E238), Naperville, Illinois 60563 or by fax at 1-630-647-3722.

OfficeMax Incorporated	Awardee:	Ravichandra Saligram

/s/ Bruce Besanko	Signature:	/s/ Ravichandra Saligram

Bruce Besanko	Date:	November 12, 2010
Executive Vice President, Chief Financial Officer & Chief Administrative Officer

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